                                  EXHIBIT 10.24

                        RETENTION AND SEVERANCE AGREEMENT

         This Retention and Severance Agreement is made effective as of the 1st day of December, 2000 by and between International Total Services, Inc. (the "Corporation") and John W. DeMell ("DeMell").

         WHEREAS, the Corporation has begun a process involving consideration of various strategic options which, if pursued and implemented, could result in a significant change in, or the elimination of, DeMell's employment relationship with the Corporation; and

         WHEREAS, the Corporation recognizes that the strategic direction and the achievement of the Corporation's strategic objectives will likely place additional demands and burdens on DeMell and require special dedication and efforts by DeMell, while at the same time, presenting DeMell with the distraction and insecurity associated with the potential loss of employment.

         WHEREAS, the Corporation has determined that providing DeMell with a retention incentive and severance protection is appropriate under the circumstances so as to reinforce DeMell's dedication and focus in furtherance of the Corporation's strategic objectives;

         NOW THEREFORE, the Corporation and DeMell agree as follows:

1. Severance Package. In the event that upon or within twenty-four (24) months following a Change in Control (as defined below), the Corporation terminates DeMell's employment other than for Cause (as defined below) or DeMell terminates employment with the Corporation either (a) on or after the first anniversary of such Change in Control or (b) for Good Reason (as defined below), the Corporation shall provide DeMell with the following severance package:

         A. The Corporation shall pay DeMell a lump sum cash severance payment equal to the Severance Amount (as defined below), payable within ten (10) business days following DeMell's execution and delivery of the mutual release referred to in Section 2 below. In the event that the severance payment becomes payable under this Agreement, such payment shall be in lieu of all other severance benefits and shall be deemed to fully satisfy all of the Corporation's severance obligations to DeMell.

         B. The Corporation shall provide DeMell with continued health care coverage for a period of two (2) years following DeMell's termination of employment with the Corporation, subject to terms and conditions (including the rate, if any, charged to DeMell) as are otherwise applicable to active Corporation officers.

         DeMell's "Severance Amount" means the greater of (i) two (2) times DeMell's base annual compensation reduced, but not below zero, by one-twelfth (1/12) for each full month of DeMell's employment with the Corporation after a Change in Control; or (ii) one-half (1/2) of DeMell's base annual compensation.

         For purposes hereof, the terms "Cause" shall mean DeMell's fraud or commission of a felony which results in material injury to the business or reputation of the Corporation. DeMell shall be deemed to have "Good Reason" to terminate his/her employment under this Agreement if, at any time, (i) the Corporation materially reduces DeMell's remuneration or materially increases DeMell's duties and responsibilities without his/her consent; or (ii) DeMell's place of employment or the principal executive offices of the Corporation are moved to a location more than fifty (50) miles from Public Square in the City of Cleveland, Ohio.

                                  EXHIBIT 10.24

         The term "Change in Control" means the first to occur of the following events (i) any person or group of commonly controlled persons, other than the voting trust established and maintained pursuant to the Voting Trust Agreement (the "Voting Trust") made and entered into as of November 1, 1999 by and among the Corporation, Robert A. Weitzel, H. Jeffrey Schwartz, John P. O'Brien and J. Jeffrey Eakin (the "Voting Trust Trustees"), acquire ownership or control, directly or indirectly, of more than twenty percent (20%) of the voting control or value of the equity interests in the Corporation; (ii) the shareholders of the Corporation approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the equity interests in the Corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Corporation's business; (iii) at any time during any period of twenty-four
(24) consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (x) are in office at the time of the election or nomination and (y) were directors at the beginning of the period (the "Continuing Directors"); (iv) the election of any director to the Board of Directors of the Corporation who was not nominated by the Continuing Directors; (v) termination of the Voting Trust or change in the composition of the Voting Trust Trustees; or (vi) a change in ownership or control sufficient to trigger the requirements
Section 280G of the Internal Revenue Code of 1986 (the "Code") as amended or the Treasury Regulations or Proposed Treasury Regulations thereunder.

2. Mutual Release. In the event DeMell's employment with the Corporation terminates under circumstances otherwise giving rise to the provision of the Severance Package under Section 1, the Corporation and DeMell shall promptly enter into a mutual release in the form attached hereto as Exhibit "A". Failure by DeMell to promptly execute such release shall result in forfeiture of all compensation and benefits otherwise due DeMell under Section 1. Failure by the Corporation to promptly execute such release shall result in the Corporation owing DeMell, in addition to all other amounts owing DeMell under this Agreement, liquidated damages for such failure in the amount of Fifty Thousand Dollars ($50,000.00).

3. Successors and Assigns. This Agreement shall be binding on the Corporation ad its successors and Assigns.

         IN WITNESS WHEREOF, the unsigned parties hereby execute this Agreement effective as of December 1, 2000.

                                          INTERNATIONAL TOTAL SERVICES, INC.


                                          By:  /s/ H. Jeffrey Schwartz
                                          Co-Chairman of the Board of Directors

                                          /s/ John W. DeMell
                                          John W. DeMell

                                  EXHIBIT 10.24

                                                                     EXHIBIT "A"

                                 MUTUAL RELEASE

         This Mutual Release is made by and between International Total Services, Inc. (the "Corporation") and John W. DeMell ("DeMell"), effective upon DeMell's termination of employment with the Corporation.

         DeMell hereby fully, finally, and unconditionally releases the Corporation, its officers, directors, employees, agents and any of their predecessors, successors and assigns ("Released Parties") from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which DeMell had or now has against the Released Parties based on any matter or thing occurring or arising on or prior to the effective date of this Mutual Release, including but not limited to claims arising out of or relating to DeMell's employment with the Corporation or the termination of DeMell's employment, ANY CLAIM FOR UNPAID COMPENSATION, BONUS COMPENSATION OR SEVERANCE PAY, PENSION OR ANY OTHER BENEFITS, BREACH OF EXPRESS AND/OR IMPLIED CONTRACT, WRONGFUL DISCHARGE, EMOTIONAL DISTRESS, VIOLATION OF PUBLIC POLICY, AND/OR EMPLOYMENT DISCRIMINATION IN VIOLATION OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. SS. 621, ET SEQ., TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, 42 U.S.C. SS. 2000, ET SEQ., THE AMERICANS WITH DISABILITIES ACT, 42 U.S.C. SS. 12101, ET SEQ., OHIO REVISED CODE SS. 4112, ET SEQ., AND/OR ANY OTHER FEDERAL, STATE OR MUNICIPAL FAIR EMPLOYMENT PRACTICE OR DISCRIMINATION LAW, STATUTE, OR ORDINANCE. Excluded from this release, however, are (i) rights under his written Retention and Severance Agreement with the Corporation (dated effective as of August 3, 2000) and claims or administrative charges which cannot be waived by law; (ii) rights to plan benefits under any plan covered by the DeMell Retirement Income Security Act of 1974, as amended ("ERISA"); (iii) rights under any other type of benefit plan not covered by ERISA; and (iv) rights to indemnification and liability coverage associated with DeMell's position with the Corporation.

         The Corporation hereby fully, finally, and unconditionally releases DeMell from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which the Corporation had or now has against DeMell based on any matter or thing occurring or arising on or prior to the effective date of this Mutual Release, including but not limited to claims arising out of or relating to DeMell's employment with the Corporation or the termination of DeMell's employment. Excluded from this release, however, are any of the Corporation's rights or claims against DeMell for the commission of a felony resulting in material injury to the Corporation.

         DeMell and the Corporation hereby further acknowledge:

                  (a) That DeMell has had the opportunity to review and consider the terms of this Agreement for a period of twenty-one (21) days;

                  (b) To the extent that DeMell has taken less than twenty-one (21) days to consider this Agreement, DeMell acknowledges that DeMell has had sufficient time to consider this Agreement and to consult with counsel, and that DeMell does not desire additional time;

                                  EXHIBIT 10.24

                  (c) That the benefits offered by the Corporation and accepted by DeMell as provided herein are in excess of the benefits that DeMell would otherwise be entitled to receive;

                  (d) That each understands and had the opportunity to receive counsel regarding their respective rights, obligations and liabilities;

                  (e) That nothing in this Agreement is or shall be construed as an admission by the Corporation of any breach of any agreement or any intentional or unintentional wrongdoing of any nature;

                  (f) That neither DeMell nor the Corporation has made any representations concerning the terms or effects of this Agreement other than those contained in this Agreement, it being clearly understood that this Agreement (together with the Employment Agreement) is the sole agreement between the parties and may not be modified or terminated orally; and

                  (g) That the terms of this Agreement are not effective or enforceable until seven (7) days after its execution, during which period DeMell may revoke this Agreement by written notice to the Corporation at 1200 Crown Centre, 5005 Rockside Road, Cleveland, Ohio 44131.

         The parties hereto understand and agree this release forever bars each of them from suing, arbitrating or otherwise asserting a claim against the other on any released claim.

                                        INTERNATIONAL TOTAL SERVICES, INC.

                                        By:      ______________________________

                                        Date:    ______________________________

                                        _______________________________________
                                        JOHN W. DeMELL

                                        Date:    ______________________________